Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 29, 2011, relating to the consolidated balance sheets of South Valley Bancorp, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2010, which is included in this registration statement (Form S-1) of South Valley Bancorp, Inc. and related Prospectus for the registration of common stock.

/s/ Moss Adams LLP

Portland, Oregon

July 29, 2011